UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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THE GEO GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (866) 301-4436

April 3, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting on Thursday, May 1, 2008, at 9:00 A.M. (EDT) at the Westin Diplomat Country Club, 501 Diplomat Parkway, Hallandale, Florida. We hope that you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the proxy statement, a form of proxy and our 2007 annual report to shareholders. In addition to the specific proposals we are requesting shareholders to act upon, we will report on our business and provide our shareholders an opportunity to ask questions of general interest.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please complete, sign, date and promptly return the proxy in the self-addressed envelope that we have included for your convenience. No postage is required if the proxy is mailed in the United States. Alternatively, you may wish to submit your proxy by touch-tone phone or the internet as indicated on the proxy card. Submitting the proxy card before the annual meeting will not preclude you from voting in person at the annual meeting should you decide to attend.

Sincerely,

George C. Zoley
Chairman of the Board,
Chief Executive Officer & Founder

THE GEO GROUP, INC.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (561) 893-0101

Notice of Annual Meeting of Shareholders on May 1, 2008

April 3, 2008

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Thursday, May 1, 2008, at 9:00 A.M. (EDT) at the Westin Diplomat Country Club, 501 Diplomat Parkway, Hallandale, Florida., for the purpose of considering and acting on the following proposals:

(1)	To elect seven (7) directors for the ensuing year;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered certified public accountants for the fiscal year 2008 and to perform such other services as may be requested;

(3)	To vote on a shareholder proposal requesting that GEO disclose, on a semi-annual basis, political contributions and expenditures made with corporate funds, both direct and indirect, as well as the policies and procedures for such contributions and expenditures; and

(4)	To transact any other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only shareholders of GEO’s common stock of record at the close of business on March 3, 2008, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted on at the annual meeting can be found in the accompanying proxy statement.

By Order of the Board of Directors,

John J. Bulfin
Senior Vice President, General Counsel
and Corporate Secretary

i

PROXY STATEMENT

THE GEO GROUP, INC.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (561) 893-0101

April 3, 2008

The GEO Group Inc. (“GEO,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at the annual meeting of shareholders to be held at the Westin Diplomat Country Club, 501 Diplomat Parkway, Hallandale, Florida, May 1, 2008, at 9:00 A.M., Eastern Daylight Time. Please note that the proxy card provides a means to withhold authority to vote for any individual director-nominee. Also note that the format of the proxy card provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposals indicated on the proxy card. A proxy card which is properly executed, returned and not revoked, will be voted in accordance with the instructions indicated. A proxy voted by telephone or the internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or internet will be voted as follows:

“FOR” the election of the nominated directors for the ensuing year;

“FOR” the proposal to ratify the appointment of Grant Thornton LLP as the independent registered certified public accountants of GEO; and

“AGAINST” the shareholder proposal requesting that GEO disclose, on a semi-annual basis, political contributions and expenditures made with corporate funds, both direct and indirect, as well as the policies and procedures for such contributions and expenditures.

We began mailing this proxy statement, the notice of annual meeting, the proxy card and our 2007 annual report to shareholders on or about April 3, 2008.

The enclosed proxy gives discretionary authority as to any matters not specifically referred to therein. Management is not aware of any other matters to be presented for action by shareholders at the annual meeting. If any such matter or matters properly come before the annual meeting, the designated proxy holders will have discretionary authority to vote thereon.

Holders of GEO common stock at the close of business on March 3, 2008 will be entitled to one vote for each share of common stock standing in their name on the books of GEO at that date. On March 3, 2008, GEO had 50,985,946 shares of common stock issued and outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. The election of directors requires a plurality of the votes cast. The appointment of Grant Thornton LLP will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. The shareholder proposal regarding political contributions will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, neither abstentions nor broker non-votes are counted as votes either for or against a proposal and will have no effect on the proposals. If less than a majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.

Any person giving a proxy has the power to revoke it any time before it is voted by providing written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by attending the meeting and voting the shares in person.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. It is contemplated that the solicitation of proxies will be by mail and telephone.

Proposal 1

Election of Directors

Director Nominees

GEO’s board of directors is comprised of seven (7) members. The seven (7) nominees are listed below. All of the nominees are presently directors of GEO and were elected by the shareholders at GEO’s last annual meeting.

Unless instructed otherwise, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors.

		Director
Director Nominees	Age	Since	Current Positions

Wayne H. Calabrese	57	1998	Vice Chairman, President and COO
Norman A. Carlson	74	1994	Director
Anne N. Foreman	60	2002	Director
Richard H. Glanton	61	1998	Director
John M. Palms	72	2006	Director
John M. Perzel	58	2005	Director
George C. Zoley	58	1988	Chairman, CEO and Founder

The following is a brief biographical statement for each director nominee:

DIRECTOR NOMINEES

Wayne H. Calabrese	Mr. Calabrese is GEO’s Vice Chairman of the Board, President and Chief Operating Officer. He joined GEO as Vice President, Business Development in 1989 and has served in a range of increasingly senior positions since then. From 1992 to 1994, Mr. Calabrese was Chief Executive Officer of Australasian Correctional Management, Pty Ltd., a Sydney-based subsidiary of GEO. Mr. Calabrese has served as a director of GEO since 1998. Prior to joining GEO, Mr. Calabrese was a partner in the Akron, Ohio law firm of Calabrese, Dobbins and Kepple. He also served as an Assistant City Law Director in Akron; an Assistant County Prosecutor and Chief of the County Bureau of Support for Summit County, Ohio; and Legal Counsel and Director of Development for the Akron Metropolitan Housing Authority. He received his Bachelor’s Degree in Secondary Education from the University of Akron in Akron, Ohio and his Juris Doctor from the University of Akron Law School. Mr. Calabrese also serves as a director of numerous subsidiaries and partnerships through which GEO conducts its global operations.

Norman A. Carlson	Mr. Carlson has served as a director of GEO since 1994 and served previously as a Director of The Wackenhut Corporation. Mr. Carlson retired from the Department of Justice in 1987 after serving as the Director of the Federal Bureau of Prisons for 17 years. During his 30-year career, Mr. Carlson worked at the United States Penitentiary, Leavenworth, Kansas, and at the Federal Correctional Institution, Ashland, Kentucky. Mr. Carlson was President of the American Correctional Association from 1978 to 1980, and is a Fellow in the National Academy of Public Administration. From 1987 until 1998, Mr. Carlson was Adjunct Professor in the Department of Sociology at the University of Minnesota.

Anne N. Foreman	Ms. Foreman has served as a director of GEO since 2002. Since 1999, Ms. Foreman has been a Trustee of the National Gypsum Company Settlement Trust and Director and Treasurer of the Asbestos Claims Management Corporation. Ms. Foreman is also a member of the board of directors of Ultra Electronics Defense, Inc. and Trust Services, Inc. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to her appointment as Under Secretary, Ms. Foreman was General Counsel of the Department of the Air Force and a member of the Department’s Intelligence Oversight Board. She practiced law in the Washington office of Bracewell and Patterson and with the British solicitors Boodle Hatfield, Co., in London, England from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. Ms. Foreman earned a bachelor’s degree, magna cum laude, in history and French, and a master’s in history from the University of Southern California in Los Angeles. She holds her juris doctor from American University in Washington D.C. and was awarded an honorary doctorate of law from Troy State University in Troy, Alabama. Ms. Foreman was twice awarded the Air Force Medal for Distinguished Civilian Service. Ms. Foreman also served on the Board of The Wackenhut Corporation for nine years.

DIRECTOR NOMINEES

Richard H. Glanton	Mr. Glanton has served as a director of GEO since 1998. Mr. Glanton is the founder, Chairman and CEO of Philadelphia Television Network, a privately held media company that owns a controlling interest in television station WTVE Channel 51, located in Reading and Philadelphia, Pennsylvania. From 2003 to 2007, Mr. Glanton was Senior Vice President of Corporate Development for Exelon Corporation, an energy company. He was a member of the Exelon board of directors since its inception in October 2000 until 2003 when he became an officer of the company. Mr. Glanton served as a Director on the Board of PECO Energy Company, a predecessor company of Exelon, from 1990 to 2000. Prior to joining Exelon in 2003, Mr. Glanton was a Partner in the General Corporate Group of the law firm of Reed, Smith, Shaw and McClay, LLP in Philadelphia, Pennsylvania and was with the firm since 1987. Mr. Glanton is active in public affairs and civic organizations and has a distinguished record of public service. He served from 1979 to 1983 as Deputy Counsel to Richard L. Thornburgh, former Governor of Pennsylvania. Mr. Glanton is a member of the board of directors of Aqua America Corporation and Chairman of its governance committee. He received his bachelor’s degree in English from West Georgia College (renamed State University of West Georgia) in Carrollton, Georgia and his juris doctor from the University of Virginia School of Law in Charlottesville, Virginia.

John M. Palms	John M. Palms, Ph.D. Sc.D. (Hon), LHD (Hon) has served as a director of GEO since 2006. Mr. Palms is currently a Distinguished University Professor Emeritus and Distinguished President Emeritus at the University of South Carolina. Dr. Palms serves on the board of directors of Exelon Corporation (Chair of Audit Committee), Computer Task Group (Audit Committee), Non-executive Chairman of Assurant, Inc. Dr. Palms served as President at the University of South Carolina from 1991 to 2002 and previously as President at Georgia State University from 1989 to 1991, and was former Vice-President for Academic Affairs at Emory University. Dr. Palms has served in a number of military and governmental positions and committees. He currently serves as Chairman of the Board of Trustees of the Institute for Defense Analyses. He also served in the United States Air Force with a Regular Commission and on the United States President’s Selection Committee for White House Fellows.

John M. Perzel	The Honorable John M. Perzel has served as a director of GEO since 2005. Mr. Perzel currently serves as a member of Pennsylvania’s House of Representatives. From April 2003 to January 2007, Mr. Perzel served as Speaker of the House. Prior to being elected Speaker, Mr. Perzel served four consecutive terms as House Majority Leader, becoming the longest serving House Majority Leader in Pennsylvania history. First elected to the House of Representatives in 1978, Speaker Perzel steadily climbed the ladder of responsibility, authority, and leadership. Before being elected Majority Leader in 1994, he held the offices of Republican Whip, Policy Committee Chairman, and head of the House Republican Campaign Committee. In March 2004, he established the Speaker’s Foundation Fund of the Philadelphia Foundation, a charitable organization created to support education, culture, and economic development across Pennsylvania. Mr. Perzel earned a bachelor’s degree from Troy State University in 1975.

DIRECTOR NOMINEES

George C. Zoley	George C. Zoley is GEO’s Chairman of the Board, Chief Executive Officer and Founder, and is Chairman of GEO Care, Inc., a wholly-owned subsidiary of The GEO Group, Inc. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May of 2002. Mr. Zoley has served as GEO’s Chief Executive Officer since the company went public in 1994. Prior to 1994, Mr. Zoley served as President and Director since GEO’s incorporation in 1988. Mr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, health and mental health and other diversified government services. Mr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide. Mr. Zoley has Bachelor’s and Master’s Degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate Degree in Public Administration from Nova Southeastern University (NSU). For seven years, Mr. Zoley served as a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida, and previously served as Chairman of the Board of Trustees. Mr. Zoley also served as Chair of the FAU Presidential Search Committee and is a member of the FAU Foundation board of directors.

The election of each director will require the affirmative vote of a plurality of the votes cast by holders of the shares of common stock present in person or by proxy at the annual meeting.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” each of the seven nominees for director.

Executive Officers of GEO

The executive officers of GEO are as follows:

Name	Age	Position

George C. Zoley	58	Chairman of the Board, Chief Executive Officer and Founder
Wayne H. Calabrese	57	Vice Chairman, President and Chief Operating Officer
John G. O’Rourke	57	Senior Vice President and Chief Financial Officer
John J. Bulfin	54	Senior Vice President, General Counsel and Secretary
Jorge A. Dominicis	45	Senior Vice President, Residential Treatment Services, President — GEO Care, Inc.
John M. Hurley	60	Senior Vice President, President — U.S. Corrections
Mark H. Underwood	52	Senior Vice President, President — International Services
Thomas M. Wierdsma	57	Senior Vice President, Project Development
Brian R. Evans	40	Vice President — Finance, Treasurer and Chief Accounting Officer

George C. Zoley — Please refer to the biographical information listed above in the “Directors and Nominees” section.

Wayne H. Calabrese — Please refer to the biographical information listed above in the “Directors and Nominees” section.

John G. O’Rourke — Mr. O’Rourke has been responsible for GEO’s business management since 1991, assuming the position of Chief Financial Officer in 1994. Over this 17 year period, GEO has grown from approximately $30 million in revenue in 1991 to $1 billion in revenue in 2007. Prior to joining GEO, Mr. O’Rourke was a career officer in the United States Air Force. In addition to operational flying experience as an instructor pilot in B-52 aircraft, his assignments included senior positions in the Pentagon involved in managing several multi-billion dollar national security projects, including the B-2 Stealth Bomber. Mr. O’Rourke earned his bachelor’s degree in International Relations from St. Joseph’s University in Philadelphia, Pennsylvania and a master’s degree in Political Science from the University of North Dakota in Grand Forks, North Dakota. He is also a graduate of the Defense Systems Management College.

John J. Bulfin — As GEO’s General Counsel and Secretary since 2000, Mr. Bulfin has oversight responsibility for all GEO litigation, investigations and professional responsibility. Mr. Bulfin is a member of the Florida Bar and the American Bar Associations. He has been a trial lawyer since 1978 and is a Florida Bar Board Certified Civil trial lawyer. Prior to joining GEO in 2000, Mr. Bulfin was a founding partner of the West Palm Beach law firm of Wiederhold, Moses, Bulfin & Rubin. Mr. Bulfin attended the University of Florida, received his bachelor’s degree from Regis College in Denver, Colorado and his juris doctor from Loyola University in Chicago, Illinois.

Jorge A. Dominicis — Mr. Dominicis joined GEO in May 2004 as Senior Vice President of Residential Treatment Services and President of GEO Care, Inc., a wholly-owned subsidiary of GEO. Mr. Dominicis is responsible for the overall management, administrative, and business development activities of the Residential Treatment Services division of GEO and of GEO Care, Inc. Prior to joining GEO, Mr. Dominicis served for 14 years as Vice President of Corporate Affairs at Florida Crystals Corporation, a sugar company, where he was responsible for governmental and public affairs activities, as well as for the coordination of corporate community outreach and charitable involvement. Prior to that, Mr. Dominicis served in public and government policy positions.

John M. Hurley — As GEO’s Senior Vice President since 2000 and President of U.S. Corrections since late 2006, Mr. Hurley is responsible for the overall administration and management of GEO’s U.S. detention and correctional facilities. From 1998 to 2000, Mr. Hurley served as Warden of GEO’s South Bay, Florida correctional facility. Prior to joining GEO in 1998, Mr. Hurley was employed by the Department of Justice, Federal Bureau of Prisons for 26 years. During his tenure, he served as Warden at three different Bureau facilities. He also served as Director of the Bureau’s Staff Training Center in Glynco, Georgia. Mr. Hurley received his bachelor’s degree from the University of Iowa in Sociology and a Certificate in Public Administration from the University of Southern California, Washington D.C. extension campus.

Mark H. Underwood — Mr. Underwood was appointed as GEO’s Senior Vice President and President International Services in February 2008. In that capacity, Mr. Underwood is responsible for the management and control of GEO’s international marketing, sales and operations. Prior to joining GEO, Mr. Underwood served as Managing Director of Reliance Secure Task Management (“RSTM”) from July 2006 until February 2008. In his role as Managing Director at RSTM, he was responsible for the management and oversight of complex Outsourced-Managed Services provided to major government agencies in the United Kingdom, including the Prison Service. Prior to joining RSTM, from February 2003 until July 2006, Mr. Underwood served as Managing Director of the Astron Group, a document business process outsourcing company, where he was responsible for domestic and international operations.

Thomas M. Wierdsma — Mr. Wierdsma joined GEO in January 2007 as Senior Vice President of Project Development. Prior to joining GEO, Mr. Wierdsma served for 25 years with Colorado-based Hensel Phelps Construction Company in a number of increasingly senior positions, most recently serving as Director of Project Planning and Development. Prior to that position, Mr. Wierdsma acquired over ten years of multi-project operations management experience on projects ranging in size from $10 million to $300 million. Mr. Wierdsma earned his Bachelor’s Degree in Civil Engineering from Valparaiso University in Indiana.

Brian R. Evans — Mr. Evans has been GEO’s Vice President of Finance and Treasurer since May 2007 and Chief Accounting Officer since May 2003. Mr. Evans joined GEO in October 2000 as Corporate Controller. From 1994 until joining GEO, Mr. Evans was with the West Palm Beach office of Arthur Andersen, LLP where his most recent position was Manager in the Audit and Business Advisory Services Group. From 1990 to 1994, Mr. Evans served in the U.S. Navy as an officer in the Supply Corps. Mr. Evans has a B.S. in Accounting from the University of Notre Dame and is a member of the American Institute of Certified Public Accountants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of GEO’s common stock that were beneficially owned at March 3, 2008 (unless stated otherwise) by (i) each nominee for election as director at the 2008 annual meeting of shareholders, (ii) each named executive officer (as defined below), (iii) all director nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

	Amount & Nature
	of Beneficial	Percent
Name and Address of Beneficial Owner(1)	Ownership(2)	of Class(3)

DIRECTOR NOMINEES(4)(5)
Wayne H. Calabrese	753,431	1.46%
Norman A. Carlson	55,600	*
Anne N. Foreman	39,700	*
Richard H. Glanton	27,100	*
John M. Palms	10,000	*
John M. Perzel	18,100	*
George C. Zoley	1,150,234	2.22%

NAMED EXECUTIVE OFFICERS(4)(5)
John J. Bulfin	235,815	*
John M. Hurley	149,503	*
John G. O’Rourke	223,740	*

ALL DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS A GROUP(6)	2,843,281	5.34%

OTHER
FMR LLC(7)	5,359,623	10.51%
Wells Fargo & Company(8)	4,070,918	7.98%
Fred Alger Management(9)	3,719,000	7.29%
Friess Associates LLC(10)	2,585,000	5.07%

* Beneficially owns less than 1% of GEO’s common stock

(1)	Unless stated otherwise, the address of the beneficial owners is 621 NW 53rd Street, Boca Raton, Florida 33487.

(2)	Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned.

(3)	As of March 3, 2008, GEO had 50,985,946 shares of common stock outstanding.

(4)	These figures include shares of common stock underlying stock options held by directors, nominees and the named executive officers that are immediately exercisable, or are scheduled to become exercisable within 60 days of March 3, 2008, in the following amounts: Mr. Calabrese — 565,697; Mr. Carlson — 42,600; Ms. Foreman — 30,600; Mr. Glanton — 18,600; Mr. Perzel — 8,100; Mr. Zoley — 930,510; Mr. Bulfin — 207,573; Mr. Hurley — 119,785; and Mr. O’Rourke — 192,573.

(5)	These figures include shares of restricted stock held by directors, nominees and the named executive officers, that are unvested but have voting rights, in the following amounts: Mr. Calabrese — 127,734;

Mr. Carlson — 8,500; Ms. Foreman — 8,500; Mr. Glanton — 8,500; Mr. Palms — 8,500; Mr. Perzel — 8,500; Mr. Zoley — 219,724; Mr. Bulfin — 26,229; Mr. Hurley — 26,229 and Mr. O’Rourke — 31,167.

(6)	Includes 2,215,431 shares of common stock underlying stock options held by directors, nominees and executive officers that are immediately exercisable or are scheduled to become exercisable within 60 days of March 3, 2008.

(7)	The principal business address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. By Schedule 13G, dated February 13, 2008, FMR LLC reported that, as of December 31, 2007, it beneficially owned 5,359,623 shares with sole voting power over 1,044,947 of such shares and sole dispositive power over 5,359,623 of such shares.

(8)	The principal business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. By Schedule 13G, dated January 16, 2008, Wells Fargo & Company reported that, as of December 31, 2007, it beneficially owned 4,070,918 shares with sole voting power over 4,035,938 of such shares and sole dispositive power over 3,661,814 of such shares.

(9)	The principal business address of Fred Alger Management is 111 Fifth Avenue, New York, New York 10003. By Schedule 13G, dated January 15, 2008, Fred Alger Management reported that, as of December 31, 2007, it beneficially owned 3,719,000 shares with sole voting and dispositive power over 3,719,000 of such shares.

(10)	The principal business address of Friess Associates LLC is 115 E. Snow King, Jackson, Wyoming, 83001. By Schedule 13G, dated February 14, 2008, Friess Associates LLC reported that, as of December 31, 2007, it beneficially owned 2,585,000 shares with sole voting and dispositive power over 2,585,000 of such shares.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION

GEO’s board of directors held 14 meetings during fiscal year 2007. Each director attended at least 75% of the total number of meetings of the board of directors and of the meetings held by all board committees on which such director served.

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the New York Stock Exchange (“NYSE”), the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the board of directors has determined that Norman A. Carlson, Anne N. Foreman, Richard H. Glanton, John M. Palms, and John M. Perzel qualify as independent under the NYSE’s corporate governance standards, and that the board of directors is therefore comprised of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Committees

Under our corporate governance guidelines, the board of directors has established eight standing committees. The members of the board of directors serving on certain of these committees and the functions of those committees are set forth below.

AUDIT AND FINANCE COMMITTEE
Richard Glanton, Chairman
John M. Palms
John M. Perzel

COMPENSATION COMMITTEE
Richard H. Glanton, Chairman
Anne N. Foreman
John M. Perzel

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Anne N. Foreman, Chairman
Richard H. Glanton
John M. Perzel

EXECUTIVE COMMITTEE
George C. Zoley, Chairman
Wayne H. Calabrese
Richard H. Glanton
CORPORATE PLANNING COMMITTEE
Anne N. Foreman, Chairman
Norman A. Carlson
John M. Palms

OPERATIONS AND OVERSIGHT COMMITTEE
Norman A. Carlson, Chairman
Richard H. Glanton
Anne N. Foreman

LEGAL STEERING COMMITTEE
Richard H. Glanton, Chairman
Anne N. Foreman

INDEPENDENT COMMITTEE
Norman A. Carlson, Chairman
John M. Perzel
Anne N. Foreman
Richard H. Glanton
John M. Palms

Audit and Finance Committee

The Audit and Finance Committee met five times during fiscal year 2007. The Report of the Audit and Finance Committee is included later in this proxy statement.

All of the members of the Audit and Finance Committee are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. Glanton is an “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor, review and oversee its performance and approve its compensation;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•	review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•	review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Compensation Committee

The Compensation Committee met four times during fiscal year 2007. The Report of the Compensation Committee is included later in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to, director compensation;

•	establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•	establish annual and long-term performance goals for the compensation of our CEO and other senior executive officers, evaluate the CEO’s and such other senior executives’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see “Compensation Discussion and Analysis” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times during fiscal year 2007.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•	identify candidates qualified to become members of the board of directors and select, or recommend that the full board of directors select, such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	after consultation with the Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•	establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Executive Committee

Periodically during fiscal year 2007, members of the Executive Committee informally discussed various matters relating to GEO’s business. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. During 2007, the Executive Committee acted seven times through resolutions adopted at duly convened meetings or by unanimous written consent. All actions taken by the Executive Committee in 2007 were ratified by the board of directors at their next quarterly meeting.

Corporate Planning Committee

The Corporate Planning Committee periodically reviews with management various corporate strategic initiatives, including potential merger and acquisition activities, business expansion issues and corporate finance matters.

Operations and Oversight Committee

The Operations and Oversight Committee reviews with management various issues relating to our operations that may arise from time to time.

Legal Steering Committee

The Legal Steering Committee reviews with management strategy issues with respect to material litigation and other discrete legal issues.

Independent Committee

The Independent Committee considers matters that may arise from time to time that the board of directors designates for independent director review.

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to the duties of the board of directors. The board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The board is committed to diversified membership and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders; however, it does not have a formal process for that consideration. The Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants. The code strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the code, and accountability for compliance with the code. The code can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees. The text of this code is located in Section 18 of GEO’s code of business conduct and ethics. The code can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Director of Corporate Communications at 561-999-7306.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee, who is currently Anne Foreman.

Shareholder Communications with Directors

The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the entire board, the independent members of the board as a group or any individual member of the board, including the presiding director for non-employee director executive sessions. Persons wishing to write to the board of directors of GEO, or to a specified director (including the presiding director for non-employee director executive sessions) or committee of the board, should send correspondence to the Corporate Secretary at 621 NW 53rd Street, Suite 700, Boca Raton, Florida, 33487.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. We generally hold a board meeting coincident with our annual meeting to minimize director travel obligations and facilitate their attendance at the annual shareholders’ meeting. All of our then current directors attended the 2007 annual meeting of shareholders.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) served as GEO’s independent registered certified public accountants in fiscal years 2007 and 2006. A member of Grant Thornton will be present at the annual meeting to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed to GEO by Grant Thornton in fiscal years 2007 and 2006.

	Grant Thornton LLP	Grant Thornton LLP
	2007	2006
Audit Fees(1)	$1,963,443	$1,587,000
Audit Related Fees(2)	422,211	—
Tax Fees(3)	25,288	83,235
All Other Fees	1,826	105,723

Total	$2,412,768	$1,775,958

(1)	Audit fees include fees associated with the annual audit, reviews of the financial statements included in GEO’s Quarterly Reports on Form 10-Q, statutory audits required internationally, filings with the SEC, compliance with Section 404 of the Sarbanes-Oxley Act, and accounting consultations. Audit fees for 2007 include an aggregate of approximately $270,880 in fees relating to certain services provided by Grant Thornton in connection with GEO’s acquisition of CentraCore Properties Trust in January 2007 and GEO’s follow-on public equity offering in March 2007.

(2)	Audit-related fees primarily include fees for due diligence pertaining to business combinations.

(3)	Tax fees consist of fees for tax compliance and advice primarily pertaining to GEO’s foreign locations.

The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit-related, tax and all other services provided by Grant Thornton to GEO in 2007 and 2006 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2007 and 2006 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee periodically approves the provision of various audit, audit-related, tax and other services by Grant Thornton LLP, GEO’s independent registered certified public accountant. The Audit and Finance Committee plans to continue to review and pre-approve such services as appropriate. In addition, the Audit and Finance Committee has delegated to its Chairman, Richard H. Glanton, the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Grant Thornton LLP to GEO of auditing and permissible non-audit services; provided, however, that any decision made by Mr. Glanton with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our board of directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers our 2006 stock incentive plan. Our Compensation Committee consists of three members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated under that Act, and in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter that was first adopted by our board of directors in February 2004 and has been amended one time since. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A current copy of this charter can be viewed on our website at www.thegeogroupinc.com.

Overview of Compensation Structure

Our compensation structure for named executive officers has historically consisted of four basic components — a salary, an annual bonus, an annual equity compensation grant and certain other benefits and perquisites, as more fully described below.

In 2004, our Compensation Committee selected and engaged Towers Perrin, a nationally recognized independent compensation consulting firm, to conduct a comprehensive review of executive compensation. This review was undertaken to determine whether the compensation package afforded to our executive officers was, at that time, competitive and/or complete when compared with similarly situated companies.

In the review, Towers Perrin was asked to review the current compensation packages for our top executive officers and compare them with packages offered to officers at a targeted universe of peer group companies. The analysis and development of findings entailed regular meetings between Towers Perrin and the committee. Towers Perrin ultimately provided the committee with its findings and analysis, which the committee has continued to take into account when determining its policies and the basis upon which our named executive officers are compensated.

The Compensation Committee retained Towers Perrin directly, supervised all work assignments performed by them, and reviewed and approved all work invoices received from them for payment. In conducting its review, Towers Perrin was at times required to work with our management in order to obtain compensation information and data to perform its tasks. Other than as described above, Towers Perrin was not asked to perform any other services for us. The Compensation Committee intends to periodically retain a nationally recognized independent compensation consulting firm in order to conduct updated reviews of our named executive officer compensation.

Under its charter, the Compensation Committee has the ability to retain any advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any advisor it has retained.

When making decisions regarding the compensation of named executive officers, including the Chief Executive Officer, the Compensation Committee considers the data and analyses prepared by Towers Perrin that includes our company’s prior performance, historical pay to the named executive officers and the appropriateness of such compensation compared to that of our peer group companies. The Compensation Committee also considers the compensation recommendations set forth by the Chief Executive Officer for named executive officers other than himself. Additionally, the Chief Executive Officer provides the Compensation Committee with a compensation recommendation for himself which the committee takes into account in setting his compensation. In making recommendations regarding his base salary, the Chief Executive Officer recommends an annual increase of at least 5% in accordance with the terms of his employment agreement. When considering compensation matters generally, and the compensation packages of the named executive officers in particular, the Compensation Committee meets in executive session outside the presence of the named executive officers.

Compensation Program Objectives and What the Program is Designed to Reward

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue and net income. To that end, compensation packages include significant incentive forms of compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders in generating revenue and net income.

Elements of Compensation

Our compensation program for named executive officers consists of the following components:

•	Salaries

•	Annual cash incentive compensation

•	Equity compensation

•	Other benefits and perquisites

Each of these components is reflected in the Summary Compensation Table set forth below and is also discussed in further detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee pays each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The committee also evaluates on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, who we believe constitute the most experienced senior management team in our industry.

Salaries.  The cash salaries paid to the named executive officers were established following the Towers Perrin study in 2004 and have either remained at the same level or increased by no more than 10% annually since the time of the study. These salaries have been incorporated into the terms of existing executive employment agreements with our named executive officers. Any increases in salaries have been made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee. Messrs. Zoley and Calabrese, who also serve as our Chairman and Vice Chairman, respectively, receive no additional compensation for their board service.

Annual Cash Incentive Compensation.  Annual cash incentive compensation for each of our named executive officers is governed by our Senior Management Performance Award Plan which was approved by our shareholders at the company’s 2005 annual shareholders’ meeting. Payments made in accordance with this plan are tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The plan is administered by our Compensation Committee, which has the authority to make all discretionary determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our relative achievement of budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income after tax. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation

Committee. In determining the amount of annual incentive cash compensation awarded, our net income after tax is weighted 65% and our revenue is weighted 35%.

Awards under the plan are made as follows: (i) targets for budgeted revenue and net income after tax are set at the beginning of each fiscal year; (ii) the plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the plan; and (iii) at the end of the fiscal year, a multiplier set forth in the plan that is based on our relative achievement of budgeted revenue and net income after tax for the fiscal year is applied to each officer’s annual incentive target amount referenced in (ii) above. The multiplier is the same for all named executive officers. Please see “Certain Material Executive Compensation Agreements and Arrangements — Senior Management Performance Award Plan” for a further description of each named executive officer’s annual incentive target amount and the multiplier applied to that amount under the terms of the plan.

In addition to the calculations described above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer and the President are not eligible for discretionary adjustments. Factors typically considered by the Compensation Committee and the Chief Executive Officer in determining whether to grant the discretionary award include the contribution of the particular officer during the fiscal year and the achievement of previously agreed upon goals and objectives.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of our shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

Equity Compensation.  Our Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to create a more performance-oriented culture and to further align the interests of management and our shareholders.

Our current equity compensation plan is The GEO Group, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), which was approved by our shareholders at our 2006 annual shareholders meeting. After giving effect to our 2006 and 2007 stock splits following the adoption of the 2006 Plan, as well as an increase in the number of shares of common stock awards issuable pursuant to the 2006 Plan which was approved at our 2007 annual shareholders meeting, as of March 21, 2008, awards with respect to a total of 1,400,000 had previously been authorized for issuance under the 2006 Plan, awards with respect to a total of 1,171,071 shares of common stock had previously been issued under the 2006 Plan, and there were awards with respect to an additional total of 228,929 shares of common stock available for future issuance under the 2006 Plan. Prior to the implementation of the 2006 Plan, substantially all of our equity compensation awards had consisted of stock option grants. However, since the adoption of the 2006 Plan, we have issued 774,228 shares of restricted stock (excluding cancelled shares) and stock options representing the right to acquire 461,000 shares of common stock. Of these awards, 508,115 represent shares of restricted stock granted to the named executive officers, including 258,966 shares to Mr. Zoley, 150,315 shares to Mr. Calabrese, 36,890 shares to Mr. O’Rourke, 30,972 shares to Mr. Bulfin and 30,972 shares to Mr. Hurley.

Our Compensation Committee has historically granted awards under our equity compensation plans either at the time of our annual shareholders meetings or following the end of our fiscal year in connection with the completion of our annual compensation cycle. Equity compensation awards are priced as of the close of business on the date of grant.

Our Compensation Committee also from time to time grants equity compensation awards, including stock options, in connection with the hiring of new employees. In this case, the new employee may receive a grant of stock options that is priced as of the close of business on the date of hire, and is in a quantity generally consistent with amounts initially granted to similarly situated employees in the past by the Compensation Committee.

The amounts of awards granted under our equity compensation plans are determined by the Compensation Committee after taking into account a number of factors, including the recommendations of the Chief Executive

Officer, the availability of awards for issuance companywide, the overall performance of the company and the individual performances of the grantees.

Under our plan, shares of restricted stock vest at the rate of 25% per year in each of the four years following the date of grant, subject to vesting acceleration in the case of a change in control as defined in our plan. Except for stock option awards to Mr. Zoley which all vest immediately on the date of grant, stock options vest 20% immediately and an additional 20% on each of the four anniversary dates immediately following the grant date.

We believe that equity compensation awards offer significant motivation to our officers and employees and serve to align their interests with those of our shareholders. While the Compensation Committee will continually evaluate the use of equity compensation — both types and amounts — it intends to continue to use such awards as part of the company’s overall compensation program.

Other Benefits and Perquisites.  Our executive compensation program includes other benefits and perquisites as more fully reflected on the table set forth below entitled “All Other Compensation.” These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. Currently, the benefits and perquisites which the named executive officers are eligible to receive fall into three general categories: (i) retirement benefits pursuant to our executive retirement agreements in the case of Messrs. Zoley, Calabrese and O’Rourke, and pursuant to our senior officer retirement plan in the case of the other named executive officers; (ii) benefits under certain other deferred compensation plans; and (iii) value attributable to life insurance we afford our named executive officers beyond that which is offered to our other employees generally.

Executive Retirement Agreements.  Messrs. Zoley, Calabrese and O’Rourke each have executive retirement agreements that require us to pay them a lump sum amount on the date that their employment with GEO ends. The benefits of Messrs. Zoley, Calabrese and O’Rourke under the executive retirements agreements are fully vested and each of these executive officers will therefore be entitled to receive the amounts called for by the agreements whenever their employment with GEO is terminated for any reason, whether by GEO or the officer. Such amount is determined by each executive’s age at the time of retirement with the amount increasing by approximately 4% per year up to age 71. The retirement agreements also require the company to gross-up the retirement payments for all appropriate taxes related to the payments. The table below sets forth the amounts we would have had to pay each executive as of December 30, 2007 had they each retired as of that date. In addition to the amounts below, had the executives retired on December 30, 2007, we would have had to pay tax gross-ups relating to the retirement payments equal to $1,806,153, $1,444,808 and $1,083,463 for Messrs. Zoley, Calabrese and O’Rourke, respectively. Amounts owing under the retirement agreements are payable from the general assets of the company.

Named Executive Officer:	Retirement Payment Due:

George C. Zoley	$3,149,000
Wayne H. Calabrese	$2,519,000
John G. O’Rourke	$1,889,000

Senior Officer Retirement Plan.  Messrs. Hurley and Bulfin participate in our senior officer retirement plan, which is offered to all of our Senior Vice Presidents other than Mr. O’Rourke. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) times the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset 100% by social security benefits received by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the company.

Deferred Compensation Plans.  Our named executive officers are currently excluded from participating in our 401(k) plan by virtue of their compensation level. Accordingly, we have established a deferred compensation plan for certain employees, including the named executive officers, which permits them to defer up to 100% of their compensation to provide for their retirement. Under the deferred compensation plan, the company may make matching contributions on a discretionary basis. None of the named executive officers currently participate in the deferred compensation plan.

Excess Group Life Insurance.  We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. Payments in connection with the resulting excess coverage are treated as imputed income to the officers and are not deductible by the company.

How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation, including equity based compensation and awards under the Senior Management Performance Award Plan. The committee also endeavors to properly allocate between cash and non-cash compensation (subject to the availability of equity compensation awards under our then current equity compensation plans), and between annual and long-term compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies. The Compensation Committee has consistently worked to establish a meaningful comparable group of peer companies. Today, that comparable group principally consists of two types of companies which are publicly traded and with respect to which compensation data is therefore publicly available: direct competitors in the privatized corrections and detention industry, and diversified government outsourced services providers with revenues and/or market capitalizations approaching or exceeding the $1 billion level.

As noted above, the Compensation Committee has in the past selected and worked with independent compensation consulting firms as appropriate to evaluate its executive compensation program in light of the marketplace to make sure the program is competitive. The Compensation Committee intends to continue this practice on a periodic basis in the future.

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by each of the named executive officers of GEO during 2007 and 2006, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s named executive officers are (i) the Chief Executive Officer of GEO, (ii) the Chief Financial Officer of GEO, and (iii) each of the three most highly compensated executive officers of GEO other than the Chief Executive Officer and the Chief Financial Officer.

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
Name and			Awards($)(1)		Incentive Plan	Compensation	All Other
Principal Position	Year	Salary($)	Stock	Option	Compensation($)(2)	Earnings($)(3)	Compensation($)(4)	Totals($)

George C. Zoley	2007	873,269	933,388	—	1,842,750	185,680	25,114	3,860,201
Chairman of the	2006	828,462	336,965	76,148	1,836,760	182,022	38,675	3,299,032
Board, CEO & Founder
John G. O’Rourke	2007	379,231	132,493	7,161	278,000	111,993	17,477	926,355
Senior Vice President & CFO	2006	359,308	49,139	—	275,000	103,243	45,824	832,512
Wayne H. Calabrese	2007	613,654	542,482	21,985	1,036,152	147,915	19,296	2,381,484
Vice Chairman, President & COO	2006	578,923	193,883	24,155	1,026,815	144,768	20,461	1,989,005
John M. Hurley	2007	349,269	111,456	7,161	226,000	71,583	6,280	771,749
Senior Vice President, President — U.S. Corrections	2006	330,385	40,728	—	225,000	57,170	38,605	691,888
John J. Bulfin	2007	349,269	111,456	7,161	226,000	44,957	4,839	743,682
Senior Vice President, General Counsel & Secretary	2006	330,385	40,728	—	225,000	36,197	12,667	644,977

(1)	This column reflects the dollar amount expensed for financial statement reporting purposes with respect to stock and stock option awards during 2007 and 2006 for each named executive officer, as calculated in accordance with FAS 123(R).

(2)	We regard our Senior Management Performance Award Plan as our annual bonus plan. The column of this table entitled “Non-Equity Incentive Plan Compensation” consists solely of amounts accrued in 2007 and 2006, and paid in 2008 and 2007, respectively, under our Senior Management Performance Award Plan with respect to each of our named executive officers. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Arrangements” for a further description of our Senior Management Performance Award Plan.

(3)	Figures in this column consist of amounts accrued in 2007 and 2006 with respect to each named executive officer’s executive retirement agreement or senior officer retirement arrangement. For Messrs, Zoley, Calabrese and O’Rourke, these amounts include tax gross-ups which we would have to pay in connection with their retirement payments pursuant to the terms of their retirement agreements. See “Certain Material Executive Compensation Arrangements” for a further description of our executive retirement agreements and our senior officer retirement arrangements.

(4)	The following sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for 2007 and 2006:

				Excess
		Auto	Club	Group Life	Total All Other
		Allowance($)	Dues($)	Insurance($)(5)	Compensation($)

George C. Zoley	2007	20,147	3,238	1,729	25,114
	2006	34,146	4,468	61	38,675
John G. O’Rourke	2007	12,561	3,238	1,678	17,477
	2006	40,662	4,468	694	45,824
Wayne H. Calabrese	2007	15,865	3,238	193	19,296
	2006	15,865	4,468	128	20,461
John M. Hurley	2007	5,786	—	494	6,280
	2006	38,605	—	—	38,605
John J. Bulfin	2007	4,607	—	232	4,839
	2006	12,661	—	6	12,667

(5)	We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage represented in this column is treated as imputed income to the officers.

CERTAIN MATERIAL EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

The following executive compensation agreements and arrangements are material to an understanding of the amounts paid and/or payable to our named executive officers disclosed in the table above.

EXECUTIVE EMPLOYMENT AGREEMENTS

We have executive employment agreements with Messrs. Zoley, Calabrese and O’Rourke. The employment agreements for Messrs. Zoley and Calabrese currently have continuously rolling three-year terms. The agreement for Mr. O’Rourke currently has a continuously rolling two-year term. The agreements provide that Messrs. Zoley, Calabrese, and O’Rourke will receive an annual base salary of $750,000, $525,000 and $255,200, respectively, subject to annual cost of living increases not lower than 5% per year, to be established by the board of directors. In accordance with the terms of the agreements, those salaries have been increased since the execution of the respective agreements. The amounts of base salaries that were paid to each of these executives during fiscal years 2006 and 2007 are set forth in the Summary Compensation Table above. The employment agreements also provide that each executive is entitled to receive a target annual incentive bonus in accordance with the terms of the executive bonus plan established by our board of directors, which is currently the Senior Management Performance Award Plan.

Each agreement provides that upon the termination of the agreement for any reason other than by us for cause (as defined in the employment agreement) or by the executive without good reason (as defined in the employment agreement), the executive will be entitled to receive a termination payment equal to the following: (i) two years of the executive’s then current annual base salary and bonus (six months in the case of Mr. O’Rourke); plus (ii) either the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of ten years (three years in the case of Mr. O’Rourke), or alternatively, at the executive’s election, a cash payment equal to the present value of our cost of providing such executive benefits for a period of ten years (three years in the case of Mr. O’Rourke); plus (iii) the dollar value of the sum of the vacation time that would have been credited to the executive pursuant to our vacation policy and the paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. The agreements provide that if any payment to the executive thereunder would be subject to federal excise taxes imposed on certain employment payments, we will make an additional payment to the executive to cover any such tax payable by the executive together with the taxes on such gross-up payment.

Upon the termination of the employment agreements by us for cause or by the executive without good reason, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the three-year period (two-year period in the case of Mr. O’Rourke) following the termination of the executive’s employment, and customary confidentiality provisions.

EXECUTIVE RETIREMENT AGREEMENTS

We also have executive retirement agreements with Messrs. Zoley, Calabrese and O’Rourke. The retirement agreements provide that upon the later of (i) the date the executive actually retires from employment with GEO, or (ii) the executive’s 55th birthday, GEO will make a lump sum payment to the executive. See “Potential Payments Upon Termination or Change in Control” for the amounts we would have had to pay each executive as of December 30, 2007 pursuant to their executive retirement agreements had they each retired at their current age as of that date. The executive retirement agreements also require us to make tax gross-up payments with respect to the retirement payments in aggregate amounts that ensure that the executives receive the full amount of their retirement payments on an after tax basis. Had the executives retired on December 30, 2007, the aggregate amount of these tax gross-up payments would have been $1,806,153, $1,444,808 and $1,083,463 for Messrs. Zoley, Calabrese and O’Rourke, respectively.

The retirement agreements provide that if the executive should die after his 55th birthday but before he retires from GEO, GEO shall immediately pay to the executive’s beneficiar(ies) or estate the amount GEO would have paid to the executive had he retired immediately prior to his death. The retirement agreements include non-competition provisions that run for a two-year period after the termination of the executive’s employment. Each of Messrs. Zoley, Calabrese and O’Rourke has reached the age of 55.

OTHER SENIOR OFFICER EMPLOYMENT AGREEMENTS

We have entered into senior officer employment agreements with Messrs. Hurley and Bulfin. The employment agreements have rolling two-year terms which continue until each executive reaches age 67 absent earlier termination. The agreements provide that Messrs. Hurley and Bulfin will each receive an annual base salary of $315,000. In accordance with the terms of the agreements, those salaries have been increased since the execution of the respective agreements. The amounts of base salaries that were paid to each of these executives during fiscal years 2006 and 2007 are set forth in the Summary Compensation Table above. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of our Senior Management Performance Award Plan which is further described below.

The senior officer employment agreements provide that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) either the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years, or alternatively, at the executive’s election, a cash payment equal to the present value of GEO’s cost of providing such executive benefits for a period of two years; plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options will fully vest immediately.

Upon the termination of the employment agreements by us for cause or by the voluntary resignation of the executive, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

SENIOR OFFICER RETIREMENT PLAN

We maintain a senior officer retirement plan for all of our Senior Vice Presidents, including Messrs. Hurley and Mr. Bulfin, but excluding Mr. O’Rourke. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) times the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset 100% by social security benefits received by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the company.

SENIOR MANAGEMENT PERFORMANCE AWARD PLAN

On November 5, 2004, we adopted our Senior Management Performance Award Plan, which is our annual senior executive bonus plan. All of our named executive officers, as well as our Senior Vice Presidents who are not named executive officers, are eligible to participate in the plan. Payments made in accordance with this plan are tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The plan is administered by our Compensation Committee, which has the discretion to make all determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income after tax. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, our net income after tax is weighted 65% and our revenue is weighted 35%.

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer was eligible to receive under the plan in 2007.

Annual Incentive Target Amount
Named Executive Officer:	(As a Percentage of Salary):

Chief Executive Officer	150%
President	120%
Chief Financial Officer	50%
Senior Vice Presidents	45%

The following table shows the multiplier applied to each named executive officer’s annual incentive target amount (as per the table above) depending on the percentage of budgeted revenue and net income after tax goals that we achieve for each fiscal year.

Multiplier Applied to
Percentage of Budgeted Fiscal Year	Each Named Executive
Performance Goals Achieved for	Officer’s Annual Incentive
Revenue and for Net Income After Tax:	Target Amount:

Less than 80%	0%
80%	50%
100%	100%
120% or more	150%

In addition to the amounts above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer and the President are not eligible for discretionary adjustments. Factors typically considered by the Compensation Committee and the Chief Executive Officer in determining whether to grant the discretionary award include the contribution of the particular officer during the fiscal year and the achievement of previously agreed upon goals and objectives.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of our shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of awards to the named executive officers under our non-equity and equity compensation plans in 2007:

								All Other
								Stock
					Estimated Future			Awards:
		Estimated Future Payouts Under			Payouts Under			Number of	Grant Date
		Non-Equity			Equity Incentive Plan			Shares of	Fair Value
		Incentive Plan Awards(1)			Awards			Stock or	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(2)(3)	($)(4)(5)

George C. Zoley	05/09/07	656,250	1,312,500	1,968,750	—	—	—	102,000	2,625,990
John G. O’Rourke	05/09/07	95,000	190,000	427,500	—	—	—	14,000	360,430
Wayne H. Calabrese	05/09/07	369,000	738,000	1,107,000	—	—	—	60,000	1,544,700
John M. Hurley	05/09/07	78,750	157,500	354,375	—	—	—	12,000	308,940
John J. Bulfin	05/09/07	78,750	157,500	354,375	—	—	—	12,000	308,940

(1)	This column reflects the threshold, target and maximum amounts that our named executive officers were eligible to receive under our Senior Management Performance Award Plan with respect to fiscal year 2007. For a description of how these amounts have been calculated, please see “Certain Material Executive Compensation Agreements and Arrangements — Senior Management Performance Award Plan.” For information on the amounts that our named executive officers actually received under our Senior Management Performance Award Plan for 2007, please see the Summary Compensation table above. For the purposes of the maximum calculations in this column, we have assumed that our Senior Vice Presidents would have received the maximum discretionary adjustments for which they are eligible.

(2)	The following table sets forth the vesting schedule for all of the restricted stock presented in this table:

Percentage
Vested
Vesting Dates	Stock

Grant Date	0%
End of Year 1	25%
End of Year 2	25%
End of Year 3	25%
End of Year 4	25%

(3)	All share amounts in this column reflect our June 2007 2-for-1 forward stock split.

(4)	Amounts in this column have been calculated in accordance with FAS 123(R) using an assumed stock price of $25.75, the closing price of our common stock on May 9, 2007, which was the grant date of these awards.

(5)	All of these awards were granted pursuant to our 2006 stock incentive plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of December 30, 2007. All share amounts presented in this table reflect our June 2007 2-for-1 forward stock split.

							Stock Awards
										Equity
	Option Awards								Equity	Incentive
				Equity					Incentive	Plan Awards:
				Incentive					Plan Awards:	Market or
				Plan Awards:					Number of	Payout Value
	Number of	Number of		Number			Number of	Market Value	Unearned	Of Unearned
	Securities	Securities		of Securities			Shares or	of Shares	Shares, Units	Shares, Units
	Underlying	Underlying		Underlying			Units of	or Units	or Other	Or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	of Stock	Rights That	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not	That Have	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested	Not Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)(3)	($)(4)	(#)	($)

George C. Zoley	210,000	—		—	2.8125	02/16/10	219,724	6,226,978	—	—
	210,000	—		—	3.1000	02/08/11
	225,000	—		—	5.1334	02/07/12
	63,819	—		—	3.1700	02/12/13
	163,635	—		—	4.6667	05/01/13
	28,455	—		—	6.0834	08/05/14
	29,601	—		—	7.5100	03/02/16

John G. O’Rourke	90,000	—		—	5.1334	02/07/12	31,167	883,273	—	—
	25,527	—		—	3.1700	02/12/13
	65,454	—		—	4.6667	05/01/13
	11,592	2,898	(1)	—	6.0834	08/05/14

Wayne H. Calabrese	90,000	—		—	2.8125	02/16/10	127,734	3,619,982	—	—
	150,000	—		—	3.1000	02/08/11
	150,000	—		—	5.1334	02/07/12
	42,546			—	3.1700	02/12/13
	109,095			—	4.6667	05/01/13
	15,173	3,793	(1)	—	6.0834	08/05/14
	5,922	8,877	(2)	—	7.5100	03/02/16

John M. Hurley	90,000			—	5.1334	02/07/12	26,229	743,330	—	—
	5,103			—	3.1400	02/12/13
	13,090			—	4.6670	05/01/13
	11,592	2,898	(1)	—	6.0834	08/05/14

John J. Bulfin	15,000			—	2.8125	02/16/10	26,229	743,330	—	—
	90,000			—	5.1334	02/07/12
	25,527			—	3.1700	02/12/13
	65,454			—	4.6667	05/01/13
	11,592	2,898	(1)	—	6.0834	08/05/14

(1)	These stock options are scheduled to vest on August 5, 2008.

(2)	These stock options are scheduled to vest in three equal 2,959 share increments on March 2, 2008, March 2, 2009 and March 2, 2010, respectively.

(3)	All shares in this column consist of restricted stock awards, which vest in four equal 25% increments per year over the four-year period immediately following the grant date.

(4)	Amounts in this column have been calculated using an assumed stock price of $28.34, the closing price of our common stock on December 28, 2007, the last business day of our fiscal year 2007.

OPTION EXERCISES AND VESTING OF STOCK-BASED AWARDS

The following table sets forth certain information regarding stock option exercises by, and the vesting of stock-based awards of, each of the named executive officers of GEO during 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

George C. Zoley	—	—	39,242	1,032,720
John G. O’Rourke	75,000	1,868,970	5,723	150,630
Wayne H. Calabrese	60,000	1,548,753	22,581	594,228
John M. Hurley	—	—	4,743	124,575
John J. Bulfin	—	—	4,743	124,575

PENSION BENEFITS

The following table sets forth certain information with respect to each plan that provides for payments to each of the named executive officers of GEO at, following, or in connection with retirement from GEO.

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(2)	($)

George C. Zoley	Executive Retirement Agreement	(1)	4,955,153	—
John G. O’Rourke	Executive Retirement Agreement	(1)	2,972,463	—
Wayne H. Calabrese	Executive Retirement Agreement	(1)	3,963,808	—
John M. Hurley	Senior Officer Retirement Plan	9.08	197,040	—
John J. Bulfin	Senior Officer Retirement Plan	7.83	95,843	—

(1)	The benefits of Messrs. Zoley, Calabrese and O’Rourke under their executive retirement agreements are fully vested and are therefore not contingent upon years of credited service.

(2)	This column reflects amounts relating to each named executive officer’s retirement agreement or retirement plan. In the case of Messrs. Zoley, Calabrese and O’Rourke, the amounts shown include $1,806,153, $1,444,808 and $1,083,463, respectively, in tax gross-up payments that we would be required to make on their behalf in connection with their retirement payments pursuant to the terms of their executive retirement agreements. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth for each named executive officer the payments that we would have been required to make as of December 30, 2007 (i) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement), (ii) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO for cause (as defined in each officer’s employment agreement) or by the officer upon the officer’s resignation, and (iii) pursuant to the officer’s retirement agreement or arrangement, in connection with the termination of the officer’s employment as of that date for any reason (including due to the retirement, death or disability of the officer). All of the payments in the table would have been payable pursuant to the employment and retirement agreements and arrangements described more fully above under “Certain Material Executive Compensation Agreements and Arrangements.” All amounts in the table would have been payable in lump sums from the general assets of GEO.

	Payment Due	Payment Due
	Pursuant to Officer’s	Pursuant to Officer’s	Payment Due
	Employment	Employment	Pursuant to Officer’s
	Agreement upon	Agreement upon a	Retirement
	Termination either	Termination by	Agreement or
	by Company Without	Company With Cause	Arrangement upon
	Cause or by Officer	or Resignation by	a Termination
	for Good Reason	Officer	for Any Reason
Name	($)(1)(2)(3)	($)(2)(4)	($)(2)(5)(6)

George C. Zoley	5,432,038	0	4,955,153
John G. O’Rourke	328,616	0	2,972,463
Wayne H. Calabrese	3,299,612	0	3,963,808
John J. Bulfin	698,538	0	0
John M. Hurley	698,538	0	0

(1)	Our current employment agreements with our named executive officers do not provide for any payments in connection with a change in control. Each officer would only have received the amount set forth in this column in connection with a change in control on December 30, 2007 if such officer was terminated by GEO without cause or the officer terminated his employment for good reason, in each case, in connection with the change in control. Currently, only the employment agreements with Messrs. Zoley, Calabrese and O’Rourke contain a right of the officer to terminate employment for good reason.

(2)	In the event of a termination for any reason of any named executive officer on December 30, 2007, such officer would also have been entitled to receive the amounts set forth in the column of this table entitled “Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement Upon a Termination For Any Reason” pursuant to the officer’s retirement agreement or arrangement.

(3)	All amounts are calculated using each named executive officer’s salary and annual cash incentive award for 2007. Although our executive employment agreements with Messrs. Zoley and Calabrese also require us to make tax gross-up payments for certain excise taxes that may be triggered in connection with a change in control, we do not believe that any such taxes would have been applicable to a termination without cause in connection with a change in control as of December 30, 2007.

(4)	Although no named executive officer is eligible to receive a payment in connection with a termination for cause or a resignation pursuant to the officer’s employment agreement, each officer is entitled to receive all accrued and unpaid amounts under the officer’s employment agreement through the date of termination.

(5)	The benefits of Messrs. Zoley, Calabrese and O’Rourke under their retirements agreements are fully vested and those officers would therefore have been entitled to receive the amounts set forth in this column if their employment with GEO had been terminated for any reason on December 30, 2007, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. Messrs. Bulfin and Hurley were not yet vested under our senior officer retirement plan as of December 30, 2007 due to the fact that neither of them had accumulated ten years of service as of that date. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

(6)	The pension amounts shown with respect to Messrs. Zoley, Calabrese and O’Rourke include tax gross-up payments of $1,806,153, $1,444,808 and $1,083,463 respectively, that we would have had to make on their behalf pursuant to the terms of their executive retirement agreements had the officers retired on December 30, 2007. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

DIRECTORS’ COMPENSATION

The following table shows the compensation earned by each director who is not an officer during fiscal year 2007.

	Fees Earned
	or Paid	Award($)		All Other
Name	in Cash($)(1)	Stock(2)(3)(4)	Option(4)	Compensation($)(5)	Total($)

Norman A. Carlson	82,700	36,097	—	735,687	854,484
Anne N. Foreman	94,700	36,097	—	35,000	165,797
Richard H. Glanton	97,100	36,097	—	795,227	928,424
John M. Palms	68,800	36,097	—	35,000	139,897
John M. Perzel	83,500	36,097	—	35,000	154,597

(1)	These amounts consist of: (i) an annual retainer fee which was paid at a rate of $20,000 per year for the first half of fiscal year 2007, and increased to a rate of $60,000 per year for the second half of fiscal year 2007; (ii) a payment of $5,000 for each committee with respect to which a director served as chairperson; (iii) a payment of $1,500 for each board meeting attended by each director (minimum four per year); and (iv) a payment of $1,200 for each committee meeting attended by each committee member.

(2)	This column reflects the dollar amount expensed for financial statement reporting purposes with respect to stock awards during 2007 for each director who is not a named executive officer, as calculated in accordance with FAS 123(R).

(3)	Each director received 4,000 shares of restricted stock in fiscal year 2007, after giving effect to our June 2007 2-for-1 forward stock split. The grant date fair value for each director of these stock awards issued in 2007, as calculated in accordance with FAS 123(R), was $102,980, based on a closing price of $25.75 of our common stock on May 9, 2007, which was the grant date of these awards.

(4)	The table below sets forth the aggregate number of shares of common stock subject to stock awards and option awards held by each director who is not a named executive officer outstanding as of the end of fiscal year 2007(as adjusted to reflect our June 2007 2-for-1 forward stock split).

Name	Stock	Options

Norman A. Carlson	8,500	42,600
Anne N. Foreman	8,500	30,600
Richard H. Glanton	8,500	18,600
John M. Palms	8,500	0
John M. Perzel	8,500	8,100

(5)	This column reflects a cash payment of $35,000 made to each director in 2007 in lieu of the issuance of stock options, as well as amounts distributed to Messrs. Carlson and Glanton upon the termination by our board of directors of our former directors deferred compensation plan, which became effective on February 21, 2007.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

In accordance with the powers and duties of the Compensation Committee as set forth in its charter, the committee hereby reports the following:

1.	The Compensation Committee has reviewed and discussed with management, the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth elsewhere in this proxy statement; and

2.	Based on the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Richard H. Glanton (Chairman)
Anne N. Foreman
John M. Perzel

AUDIT AND FINANCE COMMITTEE REPORT

In accordance with the powers and duties of the Audit and Finance Committee as set forth in its charter, the committee hereby reports the following:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.	The Audit and Finance Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec 380) as then modified or supplemented;

3.	The Audit and Finance Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as then modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence;

4.	Based on the review and discussions referred to in paragraphs 1.) through 3.), above, the Audit and Finance Committee recommends to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year for filing with The Securities and Exchange Commission;

5.	The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence; and

6.	All members of the Audit and Finance Committee are independent as independence is defined in Sections 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

Richard H. Glanton (Chairman)
John M. Palms
John M. Perzel

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2007, we purchased $367,308 in construction services from an entity named H.A. Contracting Corporation. H.A. Contracting is 50% owned by Nicholas Angelo, who is the brother-in-law of George Zoley, our Chairman, CEO and Founder. This relationship did not require any separate approvals under our applicable policies and procedures. Except for this relationship, there were no material relationships or related party transactions during fiscal year 2007 requiring disclosure pursuant to Item 404 of Regulation S-K. Under its charter, our Audit and Finance Committee has the authority to review and approve certain transactions involving more than $100,000 between GEO and any director, officer or employee of GEO.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007, Richard H. Glanton, Anne N. Foreman and John M. Perzel served on our Compensation Committee. None of the members of the Compensation Committee served as an officer or employee of GEO or any of GEO’s subsidiaries during fiscal year 2007 or any prior year. There were no material transactions between GEO and any of the members of the Compensation Committee during fiscal year 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended December 30, 2007, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with.

Proposal 2

Ratification of Independent Registered Certified Public Accountants

The Audit and Finance Committee of our board of directors has appointed Grant Thornton LLP as our independent registered certified public accountants for the 2008 fiscal year. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered certified public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.

If the appointment of Grant Thornton LLP as our independent registered certified public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Grant Thornton LLP. Also, even if the appointment of Grant Thornton LLP as our independent registered certified public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Grant Thornton LLP has advised GEO that no partner or employee of Grant Thornton LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Proposal 3

Shareholder Proposal Requesting Semi-Annual Disclosure of Political Contributions

The Mercy Investment Program, 205 Avenue C, #10E, New York, New York 10009, which is the beneficial owner of 360 shares of GEO stock, has filed the following shareholder proposal:

“Resolved: that the shareholders of The GEO Group hereby request that our Company provide a report, updated semi-annually, disclosing our Company’s:

1.	Policies and procedures for political contributions and expenditures, both direct and indirect, made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of our Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in our Company who participated in making the decisions to make political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing our Company’s political contributions and expenditures.

This report shall be presented to the Board of Directors’ audit committee or other relevant oversight committee and posted on our Company’s website to reduce costs to shareholders.

Supporting Statements

As long-term shareholders of GEO Group, we support transparency and accountability for corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of our company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

The GEO Group contributed at least $744,916 in corporate funds since the 2002 election cycle. (National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna, Dell and American Electric Power that support political disclosure and accountability and disclose this information on their websites. The Company’s Board and shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.”

Recommendation of the Board of Directors

GEO’s board of directors recommends a vote “AGAINST” the adoption of this proposal for the following reasons:

The GEO board believes that this proposal is unnecessary and duplicative because various federal, state and local campaign finance laws already require us to disclose political contributions made by GEO, and GEO fully complies with these disclosure and reporting requirements. As a result, the board believes that ample public information exists and is available regarding GEO’s political contributions adequate to alleviate the concerns cited in this proposal. In addition, with respect to political contributions by GEO, we note that current law prohibits corporate contributions to federal candidates or their political committees. However, GEO is able to make corporate contributions to state and local candidates or initiatives where permitted by law. Various members of GEO’s management decide which candidates, campaigns, committees and initiatives GEO will support based on a nonpartisan effort to advance and protect the interests of GEO and our shareholders and employees.

GEO also sponsors non-partisan political action committees (the “GEO PACs”). The GEO PACs allow our employees to pool their financial resources to support federal, state and local candidates, political party committees and political action committees. The political contributions made by the GEO PACs are funded entirely by the voluntary contributions of our employees. No corporate funds are used. A committee comprised of appropriate members of GEO’s management decides which candidates, campaigns, committees and initiatives the GEO PACs will support based on a nonpartisan effort to advance and protect the interests of GEO and our shareholders and employees. The GEO PACs file reports of recipients and disbursements with the Federal Election Commission (the “FEC”), and appropriate state reporting authorities, as well as pre-election and post-election reports. These detailed, publicly available reports identify the names of candidates supported and itemize amounts contributed by the GEO PACs, including any political contributions over $200. Given these existing reporting requirements, we do not believe that posting the requested information on our website would provide shareholders with additional meaningful information. Instead, we believe that it would impose unnecessary costs and administrative burdens on us while often requiring duplicative disclosure of already public information.

The board also believes that the expanded disclosure requested in this proposal would place GEO at a competitive disadvantage. GEO is involved on an ongoing basis with a number of legislative and political initiatives at the federal, state and local levels that could significantly affect its business and operations. While the public disclosure of contributions relating to these efforts is often required on a jurisdiction-by-jurisdiction basis, reporting them in one medium on GEO’s website could reveal valuable information regarding GEO’s long-term business strategies, business development initiatives and business priorities. Because third parties with adverse interests also participate in the political process for their own business reasons, any unilateral expanded disclosure by GEO which is not required of such third parties could benefit these parties to the detriment of GEO.

In short, we believe that this proposal is unnecessary, burdensome and duplicative because a comprehensive system of reporting and accountability for political contributions already exists. In addition, we believe that, if adopted, the proposal would cause GEO as a reporter of the requested information to be exposed to potential competitive harm, without commensurate benefit to our shareholders. For these reasons, the board of directors recommends that you vote AGAINST this proposal.

SHAREHOLDER PROPOSAL DEADLINE

Shareholder proposals intended to be presented at the year 2009 annual meeting of shareholders must be received by GEO for inclusion in GEO’s proxy statement and form of proxy relating to that meeting by December 5, 2008. Additionally, GEO must have notice of any shareholder proposal to be submitted at the 2009 annual meeting of shareholders (but not required to be included in GEO’s proxy statement) by February 18, 2009, or such proposal will be considered untimely pursuant to Rule 14a-5(e) under the Exchange Act and persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

OTHER MATTERS

The board of directors knows of no other matters to come before the shareholders’ meeting. However, if any other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment on such matters.

By order of the Board of Directors,

John J. Bulfin
Senior Vice President, General Counsel
and Corporate Secretary

April 3, 2008

A copy of GEO’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC will be made available without charge to interested shareholders upon written request to Director, Corporate Relations, The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you THE GEO GROUP, INC. access the web site and follow the instructions to obtain your records and 621 NW 53RD STREET to create an electronic voting instruction form. SUITE 700 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER BOCA RATON, FL 33487 COMMUNICATIONS If you would like to reduce the costs incurred by The GEO Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The GEO Group, Inc. , c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: GEOGR1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE GEO GROUP, INC. The Board of Directors recommends a vote FOR Proposal 1 and 2, and AGAINST Proposal 3. Vote On Directors For Withhold For All To withhold authority to vote for any individual 1. ELECTION OF DIRECTORS All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Nominees: (01) Wayne H. Calabrese, (02) Norman A. Carlson, (03) Anne N. Foreman, (04) Richard H. Glanton, (05) John M. Palms, (06) John M. Perzel, and (07) George C. Zoley Vote On Proposals For Against Abstain 2. To ratify the appointment of Grant Thornton LLP 4. In their discretion, the Proxies are authorized to vote upon such other as independent certified public accountants of business as may properly come before the meeting. The Geo Group, Inc. 3. To request that the Company provide a report, updated on a semi-annual basis, disclosing Please sign exactly as your name or names appear(s) below. For certain monetary and non-monetary political joint accounts, each owner should sign. When signing as executor, contributions and expenditures, as well as the administrator, attorney, trustee or guardian, etc., please give your Company’s policies and procedures for political full title. contributions and expenditures, both direct and indirect, made with corporate funds. For address changes and/or comments, please check this box and write them on the back where indicated. Yes No Please indicate if you plan to attend this meeting. Please mark, sign, date and return this Proxy card promptly using the enclosed envelope. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet Telephone Mail http://www.proxyvote.com OR 1-800-690-6903 OR Use the Internet to vote your proxy. Use any touch-tone telephone to vote Mark, sign and date your proxy card Have your proxy card in hand when your proxy. Have your proxy card in and return it in the postage-paid you access the web site. hand when you access the web site. envelope. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. FOLD AND DETACH HERE The GEO Group, Inc. One Park Place 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487 This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints George C. Zoley as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The G EO Group, Inc. held of record by the undersigned on March 3, 2008, at the Annual Meeting of Shareholders to be held at the Westin Diplomat Country Club, 501 Diplomat Parkway, Hallandale, Florida, at 9:00 A.M. (EDT), May 1, 2008, or at any adjournment thereof. This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The GEO Group, Inc. 401(k) Plan, to vote in person or by Proxy at the Annual Meeting of Shareholders, all the shares of Common Stock of The GEO Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof. MassMutual Financial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group before 5:00 p.m. EDT on April 29, 2008. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by The Trustee as indicated above, shares allocated to a participant’s account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. MassMutual Financial Group makes no recommendation regarding any voting instruction. This Proxy is solicited by the Board of Directors and will be voted in accordance with the above instructions. If no instructions are specified, this Proxy will be voted FOR Proposals 1 and 2, and AGAINST Proposal 3. On any other business which may properly come before the meeting, the shares will be voted in accordance with the judgment of the persons named as proxies. Address Changes/Comments: ___(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be signed, on other side.)